Exhibit 77(C)

Matters submitted to a Vote of Security Holders

On a April 10, 2008, a Special Meeting of Shareholders for ING Van Kampen Large Cap Growth Portfolio, a Series of ING Investors Trust was held at which the shareholders were asked to approve: (1) the reorganization of ING Van Kampen Large Cap Growth Portfolio with and into ING Van Kampen Capital Growth Portfolio and (2) an investment sub-advisory agreement among ING Investors Trust, Directed Services, LLC ("DSL"), ING Van Kampen Large Cap Growth Portfolio's investment adviser and Morgan Stanley Investment Management, Inc., doing business under the name "Van Kampen," pursuant to which Van Kampen would continue as the sub-adviser to ING Van Kampen Large Cap Growth Portfolio.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
ING Van Kampen Large Cap Growth Portfolio	1	45,323,404.977	1,958,944.212	3,125,191.957	50,407,541.146
	2	45,028,826.743	2,188,867.386	3,189,847.017	50,407,541.146

On April 10, 2008, a Special Meeting of Shareholders for ING Mid Cap Growth Portfolio, a Series of ING Investors Trust was held at which the shareholders were asked to approve: (1) an Agreement and Plan of Reorganization by and between ING Mid Cap Growth Portfolio and ING VP MidCap Opportunities Portfolio providing for the reorganization of ING Mid Cap Growth Portfolio with and into ING VP MidCap Opportunities Portfolio and (2) approve an investment sub-advisory agreement among ING Investors Trust, Directed Services, LLC ("DSL"), the ING Mid Cap Growth Portfolio's investment adviser and ING Investment Management Co. ("ING IM"), pursuant to which ING IM, an affiliate of DSL, would continue as the sub-adviser to ING Mid Cap Growth Portfolio.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
ING Mid Cap Growth Portfolio	1	31,857,004.380	958,492.440	2,164,661.352	34,980,158.172
	2	31,939,530.371	1,011,612.609	2,029,015.192	34,980,158.172

On April 10, 2008, a Special Meeting of Shareholders for ING Global Technology Portfolio, a Series of ING Investors Trust was held at which the shareholders were asked to approve an Agreement and Plan of Reorganization by and between ING Global Technology Portfolio and ING VP Global Science and Technology Portfolio, providing for the reorganization of ING Global Technology Portfolio with and into ING VP Global Science and Technology Portfolio.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
ING Global Technology Portfolio	1	16,638,261.307	362,207.009	867,601.187	17,868,069.503

On April 10, 2008, a Special Meeting of Shareholders for ING UBS U.S. Allocation Portfolio, a Series of ING Investors Trust was held at which the shareholders were asked to approve an Agreement and Plan of Reorganization by and between ING UBS U.S. Allocation Portfolio and ING Van Kampen Equity and Income Portfolio, providing for the reorganization of ING UBS U.S. Allocation Portfolio with and into ING Van Kampen Equity and Income Portfolio.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
ING UBS U.S. Allocation Portfolio	1	8,635,418.000	147,618.831	471,256.239	9,254,293.070

On April 17, 2008, a Special Meeting of Shareholders for ING EquitiesPlus Portfolio, a series of ING Investors Trust was held at which the shareholders were asked to approve the Plan of Liquidation and Dissolution, providing for the liquidation and dissolution of ING EquitiesPlus Portfolio.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
ING EquitiesPlus Portfolio	1	8,760,531.196	396,031.165	857,184.012	10,013,746.373